1509 Tyrell Lane, Suite B, Boise, ID 83706
Tel: 208.424.1027	Fax: 208.424.1030

TRADING SYMBOLS:	May 14, 2007
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

US GEOTHERMAL ANNOUNCES C$20 MILLION
UNDERWRITTEN PRIVATE PLACEMENT FINANCING

BOISE, Idaho – May 14, 2007 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc. (the “Company”) announced today that it has entered into an agreement with a syndicate of Canadian investment dealers, pursuant to which the Underwriters have agreed to purchase 6,818,182 Common Shares of the Company on an underwritten private placement basis at a price of C$2.20 per share to raise gross proceeds of $15 million. The net proceeds of the offering will be used by the Company for general working capital purposes.

The Underwriters will have the option, exercisable prior to the closing of the offering, to purchase up to an additional 2,272,727 Common Shares at the issue price under the offering. If the option is exercised in full, the gross proceeds of the offering will be approximately C$20 million.

The offering is scheduled to close on or about June 5, 2007 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals, including the approval of the TSX Venture Exchange.

The Company has agreed to file a resale registration statement with the Securities and Exchange Commission no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective within five (5) months following closing, the purchasers are entitled to receive one tenth (0.10) of a Common Share for each Common Share purchased.

The securities described herein have not been registered under the U.S. Securities Act of l933, as amended, or any state securities laws and may not be offered or sold in the United States or to U.S. persons unless an exemption from registration is available.

About US Geothermal Inc
U.S. Geothermal is a renewable energy development company that is currently developing a geothermal power project at Raft River, Idaho and conducting exploration activities at Neal Hot Springs, Oregon.

Please visit our Website at: www.usgeothermal.com

Website: www.usgeothermal.com	OTCBB: UGTH	TSX.V: GTH

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Mike Journee
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059 (Toll Free) or 604-484-3031	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	mjournee@peyron.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the nature, size and viability of the geothermal resource, the construction of power plants and the projected production date. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that financing will not be available for construction of the power plants, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, among others. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.